Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Charter Communications, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-56850 and 33-54394 on Form S-3, No. 333-41486 on Form S-1 and No. 333-61358 and 333-36628 on Form S-8 of Charter Communications, Inc. of our report dated April 14, 2003, with respect to the consolidated balance sheets of Charter Communications, Inc. as of December 31, 2002, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity, cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Charter Communications, Inc.

As discussed in Note 3 to the consolidated financial statements, the Company has restated the consolidated statements of operations, changes in shareholders’ equity and cash flows for the two years ended December 31, 2001, which were previously audited by other independent auditors who have ceased operations.

As discussed in Note 4 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

KPMG LLP
St. Louis, Missouri
April 14, 2003